Exhibit 10.5

MILLER INDUSTRIES 2025 STOCK INCENTIVE PLAN

TIME-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

[PARTICIPANT NAME]

Number of Shares Subject to Award: __________

Date of Grant: __________

Pursuant to the Miller Industries 2025 Stock Incentive Plan (the “Plan”), Miller Industries, Inc., a Tennessee corporation (the “Company”), has granted the above-named participant (“Participant”) Restricted Stock Units (the “Award”) entitling Participant to receive such number of shares of Company common stock (the “Shares”) as is set forth above on the terms and conditions set forth in this agreement (this “Agreement”) and the Plan. Capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Plan.

1.Grant Date.  The Award is granted to Participant on the Date of Grant (the “Grant Date”) set forth above.

2.Vesting.  Except as provided in Sections 3 or 4 below, the Restricted Stock Units and the right to the Shares shall vest with respect to the percentage or number of Shares subject to the Award shown in the table below on the date or dates shown below (each such date a “Vesting Date” and the final or only Vesting Date, the “Final Vesting Date”) if Participant remains continuously employed with an entity comprising the Employer until such Vesting Date. After each Vesting Date, the Shares will be settled and transferred in accordance with Section 6. Prior to an applicable Vesting Date, the Restricted Stock Units subject to the Award shall be nontransferable and, except as provided in Sections 3 and 4 below, the unvested Shares shall be immediately forfeited upon Participant’s termination of employment with (including Participant’s resignation from) all entities comprising the Employer.

Vesting Date	Number of Shares Vesting on Vesting Date
1st anniversary of Grant Date (the “Initial Vesting Date”)	One-Third (1/3) of the Award, rounded to nearest whole Share
2nd anniversary of Grant Date	One-Third (1/3) of the Award, rounded to nearest Share
3rd anniversary of Grant Date	Remaining portion of the Award

Prior to an applicable Vesting Date, the Award shall not be earned by Participant’s performance of services and there shall be no such vesting of the Award. Participant acknowledges that the opportunity to receive the Shares represents valuable consideration, regardless of whether the Shares vest.

3.Termination of Employment Events.

(a)General.  Except as provided in (b) below or in Section 4 below, Participant’s unvested Shares subject to the Award shall be forfeited upon Participant’s termination of employment for any reason.

(b)Death.  If Participant’s termination of employment results from Participant’s death prior to the Final Vesting Date, then all unvested Shares subject to the Award shall immediately become vested and nonforfeitable and subject to settlement and transfer under Section 6 as of the date of Participant’s death.

(c)Termination for Cause.  If Participant’s employment with the entities comprising the Employer is terminated for Cause, the Committee may, notwithstanding any other provision in this Agreement to the contrary, require Participant to pay to the Company any Shares received or gain realized by Participant from the Shares subject to the Award during the period beginning six months prior to the date on which Participant engaged or began engaging in conduct that led to his or her termination for Cause.

4.Change in Control.  Upon a Change in Control, this Award may be assumed by a successor or otherwise continued or replaced in the transaction. Except as provided otherwise by the terms of any agreement between Participant and the Employer, or any severance or other plan of the Company in which Participant participates, the Company’s Second Amended and Restated Change in Control Severance Plan (if applicable to Participant), if this Award is not assumed or replaced, unvested Shares subject to the Award shall be forfeited upon the closing of the Change in Control transaction unless the Board takes action to vest them. Vested Shares subject to the Award shall be subject to settlement and transfer under Section 6.

5.Recoupment Policy.  This Award shall be subject to the terms and conditions of any policy of recoupment or recovery of compensation adopted by the Company from time to time (as such policy may be amended), including the Company’s Excess Incentive-Based Compensation Recoupment Policy, and is further subject to the requirements of any applicable law with respect to the recoupment, recovery or forfeiture of incentive compensation. Participant hereby agrees to be bound by the requirements of this Section 5. The recoupment or recovery of such incentive compensation may be made by the Company or other entity comprising the Employer that employed Participant.

6.Payment Dates; Transfer of Vested Shares.  Stock certificates (or appropriate evidence of ownership) representing the vested Shares, if any, will be delivered to Participant (or in the event of Participant’s death, to Participant’s beneficiary as identified pursuant to the terms of the Plan) on or as soon as practicable after (but no later than 30 days after) the following payment dates, to the extent any Shares have vested as of such date pursuant to Sections 2, 3 or 4 above and have not previously been delivered to Participant: (a) each Vesting Date, (b) Participant’s death, (c) Participant’s termination of employment with the entities comprising the Employer (including resignation by the Participant), or (d) the date of a Change in Control; subject, in each case, if applicable, to Section 19. For the avoidance of doubt, only vested Shares are payable on each of the above payment dates; if, for example, no Shares are vested under Section 4 above on the date of a Change in Control, then no Shares are payable on such payment date.

7.Non-Transferability of Award.  Until the Shares have been issued under this Award, the Shares issuable hereunder and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by operation of law or otherwise (except as permitted by the Plan). Any attempt to do so contrary to the provisions hereof shall be null and void.

8.Conditions to Issuance of Shares.  The Shares deliverable to Participant hereunder may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. The Company shall not be required to issue any certificate or certificates for Shares prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings and regulations of the Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, which the Committee shall, in its discretion, deem necessary or advisable; and (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Committee shall, in its discretion, determine to be necessary or advisable. All certificates for Shares delivered under this Agreement shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any listing standards of any exchange or self-regulatory organization on which the Shares are listed, and any applicable federal or state laws; and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company. The Committee shall be permitted to amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary or desirable to achieve compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the guidance thereunder.

9.No Rights as Shareholder.  Except as provided in Section 12, Participant shall not have voting, dividend or any other rights as a shareholder of the Company with respect to Shares that have not been delivered. Upon settlement of the Award in Shares, Participant will obtain full voting and other rights as a shareholder of the Company with respect to such Shares.

10.Administration and Amendment.  The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon Participant, the entities comprising the Employer, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement. The Committee may, at any time, amend this Agreement in its discretion to the extent the Committee determines that such amendment is necessary to achieve compliance with applicable law. The Committee may, at any time, amend this Agreement in any other manner not inconsistent with the terms of the Plan; provided, however, if such amendment is materially adverse to Participant, as determined by the Committee, the amendment shall not be effective unless and until Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend this Agreement in a manner that is not materially adverse to Participant without the consent of Participant.

11.Adjustments in Capital Structure.  In the event of a change in corporate capitalization or other transaction as described in Section 4.2 of the Plan, the Committee shall make equitable adjustments, as it determines are necessary and appropriate to prevent the enlargement or dilution of benefits intended to be made available under the Plan, to the number and class of Shares or other stock or securities subject to the Award. The Committee’s adjustments shall be effective and final, binding and conclusive for all purposes of this Agreement.

12.Taxes.  Regardless of any action the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other required tax-related withholding (“Tax-Related Items”), Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Participant’s responsibility and that the Company: makes no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award, including the grant or vesting of the Shares subject to this Award or the subsequent sale of Shares acquired pursuant to such vesting. Unless the Participant makes adequate alternative arrangements satisfactory to the Company and consistent with the Plan, the Company will satisfy its required withholding of Tax-Related Items by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates (or at any greater rate that will not result in adverse accounting or tax treatment, as determined by the Committee). Participant shall pay the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

13.Participant Acknowledgments and Agreements.  By accepting the grant of this Award, Participant acknowledges and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan or this Agreement; (b) the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Shares, or benefits in lieu of Shares, even if Shares have been granted repeatedly in the past; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company and the Committee; (d) Participant’s participation in the Plan shall not create a right of future employment with the entities comprising the Employer and shall not interfere with the ability of any entity comprising the Employer to terminate Participant’s employment relationship at any time with or without cause and it is expressly agreed and understood that employment is terminable at the will of either party, insofar as permitted by law; (e) Participant is participating voluntarily in the Plan; (f) this Award is not part of Participant’s normal or expected compensation or salary for any purposes, including but not limited to calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event Participant is not an employee of the Employer, this Award will not be interpreted to form an employment contract or relationship with the Employer; (h) the value of the Shares may increase or decrease in value and the future value of the underlying Shares cannot be predicted; and (i) in consideration of the grant of this Award, no claim or entitlement to compensation or damages shall arise from termination of this Award or diminution in value of Shares subject to the Award resulting from termination of Participant’s employment by the entities comprising the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases the entities comprising the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the terms of this Agreement, Participant shall be deemed irrevocably to have waived any entitlement to pursue such claim.

14.Participant Bound by Plan.  Participant acknowledges receiving, or being provided with access to, a copy of the Plan, the prospectus for the Plan and either the Company’s latest annual report to shareholders or annual report on Form 10-K and agrees to be bound by all the terms and conditions of the Plan. Participant understands that Participant may request paper copies of the foregoing documents by contacting the Company’s Corporate Secretary. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. If provisions of the Plan and this Agreement conflict, the Plan provisions will govern.

15.Successors.  Except as limited by the Plan or this Agreement, this Agreement is binding on and extends to the legatees, distributees and personal representatives of Participant and the successors of the Company.

16.Governing Law.  This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Tennessee, without giving effect to any choice  of law provisions. Participant is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Tennessee to resolve any and all issues that may arise out of or relate to this Agreement.

17.Severability.  The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Code Section 409A.

(a)General.  This Agreement and the payment of Shares subject to this Agreement are intended to be exempt from Code Section 409A as short-term deferrals, and the provisions of this Agreement shall be construed in a manner consistent with that intention. To the extent that the requirements of Code Section 409A are applicable to this Award, it is the intention of both the Company and Participant that the benefits and rights to which Participant could be entitled pursuant to this Agreement comply with or be exempt from Code Section 409A. This Agreement may be amended in any respect deemed by the Committee to be necessary in order to preserve compliance with Code Section 409A.

(b)No Representations as to Code Section 409A Compliance.  Notwithstanding the foregoing, Participant acknowledges and agrees that the Company makes no representation to Participant that the Award and any Shares issued pursuant to this Agreement are exempt from, or satisfy, the requirements of Code Section 409A and that the Company shall have no liability or other obligation to indemnify or hold harmless Participant or any beneficiary for any tax, additional tax, interest or penalties that Participant or any beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto is deemed to violate any of the requirements of Code Section 409A.

(c)Termination of Employment.  Any provisions of this Agreement that provide for payment of compensation that is subject to Code Section 409A and that has payment triggered by Participant’s termination of employment other than on account of death shall be deemed to provide for payment that is triggered only by Participant’s “separation from service” within the meaning of Treasury Regulation Section §1.409A-1(h) (“Separation from Service”).

(d)Six Month Delay for Specified Employees.

(i)To the extent applicable, if Participant is a “Specified Employee” (as defined below) on the date of of Participant’s Separation from Service, then no payment or benefit that is payable on account of Participant’s separation from service shall be made before the date that is six months and one day after Participant’s Separation from Service (or, if earlier, the date of Participant’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A and such deferral is required to comply with the requirements of Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

(ii) For purposes of this provision, the determination of whether Participant is a “Specified Employee” on the date of his or her Separation from Service from the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, applying the 20 percent common ownership standard) shall be made by the Company in accordance with rules established by the Company in writing in advance of the “specified employee identification date” within the meaning of Code Section 409A that relates to the date of such Separation from Service or, in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)).

(e)Change in Control. To the extent necessary to comply with Code Section 409A, the definition of change in control that applies under Code Section 409A (a “Section 409A Change in Control”) shall apply under this Agreement to the extent that it is more restrictive than the definition of Change in Control that would otherwise apply.

(f)No Acceleration of Payments.  Neither the Company nor Participant, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A. Each payment under this Agreement shall be deemed a separate payment for purposes of Code Section 409A.

19. 30 Days to Accept Agreement.  Participant shall have 30 days to accept this Agreement.  Participant’s Award will be forfeited if this Agreement is not accepted by Participant via DocuSign within 30 days of receipt of email notification from the Company with DocuSign instructions.

[PARTICIPANT NAME]	MILLER INDUSTRIES, INC.

By:
(Signature)		Name:
Title: